SCHEDULE 14A (Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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PREMIER EXHIBITIONS, INC.
(Name of Registrant as specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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PRELIMINARY COPY
SUBJECT TO COMPLETION, DATED DECEMBER 29, 2008
[Premier Logo]
3340 Peachtree Road, Suite 2250
Atlanta, Georgia 30326
January      , 2009
Dear Fellow Shareholder:
     You are probably aware that Sellers Capital LLC (“Sellers”), a hedge fund controlled by Mark Sellers, and certain of Sellers’ affiliates have commenced a process to fill the vacancies on the Board of Directors with four individuals selected solely by Sellers and its affiliates. In short, you are being asked to turn over control of the Company to Mr. Sellers. In return, however, Sellers is not providing you with a control premium, nor a clear and concrete path to realizing value for your investment in Premier Exhibitions.
     This action follows Sellers’ sudden about-face demand, on November 4, 2008, that the Company’s Chief Executive Officer, Arnie Geller, resign his position. Only a few months earlier, in August 2008, Sellers sought the reappointment of Mr. Geller as President and CEO, and in that short time period, Mr. Geller has taken substantial steps to improve Premier’s operations and cash flows, and is in the final stages of completing a comprehensive business plan to implement additional efforts in this regard.
     We believe that Sellers’ efforts to take control of your Board of Directors and terminate Premier’s CEO may well interfere with the long-term established relationships that our current management has developed in the Company’s unique industry. Among other things, industry principals will be faced with significant uncertainty regarding the composition of the Board and the direction of the Company, which could chill industry interest in engaging in business with the Company. In addition, the Board (excluding Mr. Sellers and Sellers’ affiliate, Mark Hugh Sam) believes that the potential replacement of the Company’s CEO and the abandonment or substantial modification of Premier’s operations and plans could have a negative effect on the Company.
     We believe that Sellers’ actions are not in the best interests of Premier’s shareholders. We are committed to acting in the best interests of all of the shareholders. For the reasons stated above and described in greater detail in the enclosed document, we believe that you should oppose the election of Sellers’ nominees to fill vacancies on the Board of Directors, and allow our current CEO an opportunity to put into action and achieve the goals set forth in his proposed business plan. Accordingly, we strongly urge you to reject Sellers’ efforts to control our Board and terminate our CEO.
     You can reject Sellers’ efforts to take over control of Premier. First, do NOT sign Sellers’ WHITE consent card. Second, if you have previously signed a WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed BLUE Consent Revocation Card immediately. Finally, if you have not signed Sellers’ consent card, you can show your support for current management by signing, dating and mailing the enclosed BLUE Consent Revocation Card. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY. Thank you for your support.

Very truly yours,

Name
Title

If you have any questions about revoking any consent you may have previously given, or if you require assistance, please contact Premier’s consent revocation solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Tel: (212) 269-5550
Fax: (212) 809-8839
Call Toll Free: (800) 735-3107

2

PRELIMINARY COPY
SUBJECT TO COMPLETION, DATED DECEMBER 29, 2008
PREMIER EXHIBITIONS, INC.
3340 Peachtree Road N.E.
Suite 2250
Atlanta, Georgia 30326
January      , 2009
CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF PREMIER EXHIBITIONS, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY SELLERS CAPITAL LLC,
SELLERS CAPITAL MASTER FUND, LTD. AND AFFILIATES
     This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Premier Exhibitions, Inc., a Florida corporation (“Premier” or the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.001 per share in connection with your Board’s opposition to the solicitation of written shareholder consents by Sellers Capital LLC and Sellers Capital Master Fund, Ltd. (collectively called, “Sellers” or “Sellers Capital”), a 16.3% shareholder of the Company. Sellers Capital, LLC is an Illinois limited liability company and the investment manager of Sellers Capital Master Fund, Ltd. Mr. Mark Sellers, a director of Premier, is the founder and managing member of Sellers Capital, LLC, and Mr. Mark Hugh Sam, also a director of Premier, is an employee and investor in Sellers Capital.
On November 6, 2008, Sellers Capital publicly announced their intent to elect four members to fill vacancies on the Board without input from the Company’s independent corporate governance and nominating committee. Specifically, Sellers Capital is asking you to fill the four vacancies on the Board with Sellers Capital’s nominees. If Sellers’ proposal is adopted, Sellers’ nominees together with Messrs. Sellers and Hugh Sam would constitute a majority of the Board.
Your directors were selected for nomination through a process implemented by the Board, in keeping with good corporate governance practices. In contrast, Sellers’ nominees have been selected solely by Sellers Capital without review by or approval of the independent corporate governance and nominating committee of the Board.
Your Board opposes the solicitation by Sellers Capital. Your Board is committed to acting in the best interests of all of the Company’s shareholders and believes that it is better positioned than Sellers’ nominees to implement a responsible business plan that will maximize value for all shareholders. To the Company’s knowledge, none of Sellers’ nominees has any significant familiarity with the Company’s operations or any experience with the exhibition industry.
In this Consent Revocation Statement, unless the context requires otherwise, any reference to the Company’s Board is a reference to members of the Company’s Board other than Messrs. Sellers and Hugh Sam.
This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to shareholders on or about January      , 2009.

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY SELLERS CAPITAL, BUT INSTEAD TO SIGN AND RETURN THE BLUE CARD INCLUDED WITH THESE MATERIALS.
     If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us to keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.
     If your shares are held in “street name”, only your broker or your banker can vote your shares. Please contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.
     December 18, 2008 has been established as the record date (the “Record Date”) for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to Sellers’ consent solicitation. Only shareholders of record as of the close of business on December 18, 2008 may execute, withhold or revoke consents with respect to Sellers’ consent solicitation.
     If you have any questions about giving your consent revocation or require assistance, please call:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Tel: (212) 269-5550
Fax: (212) 809-8839
Call Toll Free: (800) 735-3107

FORWARD LOOKING STATEMENTS
This Consent Revocation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects”, “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission (“Commission”), including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.
DESCRIPTION OF SELLERS CAPITAL’S CONSENT SOLICITATION
     As set forth in its consent solicitation materials filed with the Commission (Sellers’ “Consent Statement”), Sellers Capital is seeking your consent for the following action:
To elect the following individuals, who have been selected by Sellers Capital, to serve as directors of the Company, William M. Adams, Christopher J. Davino, Jack Jacobs, and Bruce Steinberg, filling the four vacancies on the Board (collectively, the “Sellers Capital Nominees”).
The Company’s Board believes that the principal purpose of Sellers’ proposal is to terminate the employment of Premier’s President and CEO, Arnie Geller, and to enable Sellers Capital to obtain control over the actions, strategy and direction of your Company. If the Sellers Capital Nominees are elected, Sellers may be able to exercise significant influence over, if not control, the Board of Directors.
BACKGROUND OF THE CONSENT SOLICITATION
     Mr. Geller served as President and CEO of the Company from May 1993 to May 1995, and again from November 1999 to September 2007, when Mr. Bruce Eskowitz succeeded Mr. Geller as the Company’s new President and CEO. Mr. Geller stayed on in an executive capacity for the next six months, to assist with the succession process, and in March 2008 he relinquished all remaining executive responsibilities, but retained his position as Chairman of the Board. (See, “Mr. Geller’s Experience and Accomplishments” below, for additional information regarding Mr. Geller’s experience and qualifications.)
     On or about July 11, 2008, Sellers Capital, being the holder of 16.3% of Premier’s outstanding shares, requested representation on the Board of Directors of our Company. Because of its ownership, Premier yielded and appointed Messrs. Sellers and Hugh Sam to the Board, as the designees of Sellers Capital. Shortly following their appointment to the Board, Messrs. Sellers and Hugh Sam sought to remove Mr. Eskowitz and the Company’s general counsel and corporate secretary, based upon the Company’s declining revenues and increased hiring and related general sales and administrative (“GS&A”) expenses during the six months ended August 31, 2008, as well as the Company’s declining stock price.
     In connection with Sellers’ plans to oust Mr. Eskowitz, Mr. Sellers and Mr. Hugh Sam approached Mr. Geller about stepping back in as Mr. Eskowitz’s replacement. Mr. Geller agreed, and with their vote, Mr. Geller reassumed the position of President and CEO of Premier in August 2008. However, less than three months after asking Mr. Geller to replace Mr. Eskowitz, Messrs. Sellers and Hugh Sam then called for Mr. Geller’s resignation via a letter dated November 4, 2008, which letter also proposed a restructuring of the Board.
     Mr. Geller rejected Sellers’ demand for his resignation, and on December 5, 2008, Sellers Capital commenced a process to solicit written consents, asking shareholders to add four new members, selected solely by Sellers Capital, to the Company’s Board of Directors. If successful, Sellers Capital will be able to exert substantial influence over and potentially control the actions, strategy, and direction of your Company without paying a control premium to you.
REASONS TO REJECT SELLERS CAPITAL’S CONSENT SOLICITATION PROPOSAL
THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE CONSENT SOLICITATION CURRENTLY UNDERTAKEN BY SELLERS CAPITAL IS NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS SHAREHOLDERS.
     The Company believes that the appointment of the Sellers Capital Nominees to the Board of Directors will greatly disrupt the Company’s operations. The Board believes you should not consent to the appointment of the Sellers Capital Nominees to the Board of Directors for several reasons:
     Your Board Believes That Sellers’ Plan to Replace Mr. Geller as CEO is Deeply Flawed and Not in the Shareholders’ Interests. While it states that it intends to terminate Mr. Geller as CEO, Sellers Capital admits that it has not identified a new CEO to succeed Mr. Geller. Rather, it would have the Company conduct a search process while one of their nominees would serve as interim CEO. The Board does not believe that it is in the Company’s interests to place the Company’s future in the hands of an interim CEO, selected solely by Sellers Capital, only to then retain another permanent CEO. The Board believes that such turmoil in the Company’s leadership, particularly in light of the critical need to effect a financial turn-around, is likely to result in uncertainty and a lack of consistent strategic direction, as well as administrative disruption. Perhaps more crucially, the Board also believes that such uncertainty will discourage other parties from negotiating with the Company for the installation of exhibitions and other revenue creating transactions given the important role played by personal relationships in executing these transactions. The Board also believes that such turmoil will raise questions on the part of transaction partners regarding management commitment to a particular transaction. In this connection, the Board notes that the Company’s revenue generating transactions often require extensive negotiations over an extended period, placing a premium on management stability. The Board further believes that the Company’s business is unique and that any new CEO would have a significant learning curve during which important opportunities may be lost.
     In addition, Sellers Capital admits in its solicitation statement that “[n]one of our nominees has previously served as a director of the Company or has at any time been an employee of the Company. . . . None of our nominees currently own, beneficially or of record, any Shares or other securities of the Company.” The Board fails to understand how it serves the Company’s interests to turn management over to a CEO who, in contrast to Mr. Geller’s extensive and intimate knowledge of the Company and its industry, has no such direct knowledge, particularly at this time. Furthermore, in contrast to Sellers Capital’s nominees, Mr. Geller beneficially owns 2,262,967 shares of the Company’s common stock (and options to acquire an additional 1,125,000 shares), thus clearly aligning Mr. Geller’s interests with those of all of the Company’s shareholders.
     In this light, the Board believes that Sellers Capital’s insistence on abruptly terminating Mr. Geller, thus losing to the Company his critical and in depth knowledge and experience, purportedly on the basis of a variety of short comings which are at best subject to dispute, belies Seller’s real intention; that is, obtaining control of the Company without paying the shareholders an appropriate premium for that control. Rather than engaging in a costly and disruptive contest for control, the Board believes that the Company’s and its shareholders’ interests would be far better served by retaining Mr. Geller while the full Board addresses in a cooperative fashion improvements in the Company’s processes and operations.
     Mr. Geller’s History and Accomplishments with the Company Provide Value and Continuity. Mr. Geller was a founder of the Company in 1993. He raised the necessary funding for and was a co-expedition leader of the Company’s 1993 expedition to the R.M.S. Titanic (the “Titanic”) wreck site, which expedition enabled the Company to establish its future legal rights to conduct salvage operations at the wreck site. Mr. Geller subsequently was instrumental, working with counsel, in defending the Company’s salvor status and rights against a multitude of insurance companies and competing salvors. This resulted in 1994 in the Federal Court in Norfolk, Virginia awarding the Company exclusive “Salvor in Possession” status, which the Company has continuously maintained for over 14 years. As the exclusive salvor in possession, only the Company is permitted to conduct expeditions to and recover artifacts from the Titanic wreck site. Since 1987, the Company has recovered over 5,500 artifacts from the Titanic wreck site. In order to recoup some of the substantial costs of the initial expeditions, Mr. Geller negotiated the commercial arrangements for and opened the first major Titanic exhibition in 1994. Under his direction, commercial presentation of the Titanic artifacts has grown to eight national and international touring exhibitions, with a total attendance to date of approximately 22 million visitors world-wide. Also, in order to better secure the Company’s rights to use the artifacts in future exhibitions, Mr. Geller has worked diligently over the past year with the Company’s counsel on the filing and prosecution of a motion seeking an in specie salvage award of the artifacts from the Federal Court in Norfolk. If that motion is granted, the award would give the Company title to those artifacts it has recovered since 1993, subject to certain covenants and conditions. The Board believes that Mr. Geller’s knowledge of the Titanic salvage operations and artifacts, and his involvement in the salvage rights litigation are of significant importance to the Company and its shareholders, and would be extremely difficult to replace.
     In addition to Mr. Geller’s direct knowledge and expertise in dealing with the Titanic assets, Mr. Geller successfully navigated a very difficult process to develop what is known as the “Bodies” related human anatomical exhibition operated by Premier. Mr. Geller led the Company in resolving the complex legal, political and regulatory issues necessary to permit the transport of the specimens and the production of these lucrative exhibitions. Since the first Bodies exhibition in 2004, under Mr. Geller’s direction, the Company has profitably expanded its Bodies presentations to 17 worldwide exhibitions, which have been attended by approximately 11 million visitors.
     In addition to the foregoing accomplishments, Mr. Geller was instrumental in establishing a successful permanent Bodies exhibition in New York City, and a 10 year agreement with The Luxor Hotel in Las Vegas, for both the Titanic and Bodies exhibitions.
     The Board believes that the Company’s success, in part, has been and will be dependent upon Mr. Geller’s ability to source the Company’s exhibitions and to determine the type of content that will make such exhibitions successful. The Board believes that this ability is of vital importance to the Company, particularly because ticket sales are its primary revenue source.
     During his tenure, the Company’s financial condition has grown from a start-up to revenues for the year ended February 28, 2008 (Mr. Geller relinquished his responsibilities as President and CEO in September 2007 and all other executive duties in March 2008) of approximately $61.5 million with net income of approximately $12.3 million. The Company at February 28, 2008, had a net equity of approximately $47.1 million. Mr. Geller was not the Company’s President and CEO during the six months ended August 31, 2008, the financial results of which are cited by Sellers as justification, in part, for Mr. Geller’s termination. See, “Responses to Specific Allegations Made by Sellers Capital”, below.

     Your Board Believes That It Is Not In The Best Interests of Shareholders To Turn Over Control of the Company to Sellers Capital. Sellers Capital is asking you to vote for what could amount to a change in control of the Company, but they are neither paying you a control premium, nor are they giving you a clear and concrete path to realizing value for your investment in the Company. Instead, they provide only general statements regarding cost reductions, evaluating various aspects of the Company’s operations and developing plans. Crucially, they expect this to be accomplished by an interim CEO who has little or no direct knowledge of the Company or its interests, as discussed above. The Board believes that it is not in the best interests of all of our shareholders to turn over control of the Company to a small group of shareholders (representing only 16.3% of the outstanding shares), whose interests may be different from and in conflict with the best interests of all of the Company’s shareholders. We want to emphasize that your Board of Directors, however, is firmly committed to acting in the best interests of the Company and all of its shareholders.
     Action by Special Committee of Independent Directors. On December 11, 2008, a special committee of Premier’s Board of Directors (the “Special Committee”) was formed in response to the consent solicitation commenced by Sellers. The Special Committee is composed of Messrs. Douglas Banker, N. Nick Cretan and Alan Reed, each of whom is “independent” as that term is defined in the NASDAQ Stock Market Rules. The purpose of identifying and appointing independent directors to the Special Committee is to ensure that the Special Committee is composed of persons whose judgment is not affected by real or perceived conflicts of interest, and who are free of material relationships with the Company’s management or others that might reasonably be expected to interfere with the independent exercise of their best judgment for the exclusive interest of the Company.
     In anticipation of the formation of the Special Committee, Messrs. Banker, Cretan and Reed met at Premier’s offices in Atlanta, where they reviewed a draft business plan provided by Mr. Geller, and interviewed a number of the Company’s executives, including Premier’s CFO, regarding such draft business plan and certain other matters affecting Premier and its management. After the formation of the Special Committee on December 11, 2008, the Committee conducted meetings to consider what actions, if any, the Company should take in response to the actions of Sellers Capital. To assist them in carrying out their responsibilities to the shareholders, the Special Committee retained separate legal counsel.
     In the course of its deliberations, the Special Committee reviewed the merits of Sellers’ proposal. In addition, the Special Committee reviewed correspondence regarding Sellers’ views with respect to the Company’s management in general, and Mr. Geller in particular, including correspondence between Sellers’ and the Company’s respective legal counsel, and the draft business plan submitted by Mr. Geller, which business plan is expected to be completed by the end of the first week of January 2009. In addition, the Special Committee interviewed Mr. Geller and requested that he respond to various allegations made by Sellers Capital.
     On December 16, 2008, the Special Committee reported its conclusions to the full Board. Based on its investigation and review, the Special Committee’s familiarity with Premier’s historical operations, industry, management and condition, among other things, the Special Committee concluded that Sellers’ solicitation represents a danger to corporate policy and effectiveness. Further, the Special Committee of independent directors determined that it is in the best interests of Premier and its shareholders for management to take all necessary steps to engage in a solicitation in opposition to Sellers, to oppose the election of additional directors to the Premier Board, and to disseminate to shareholders a solicitation statement recommending that shareholders not submit a consent to Sellers or revoke any consent previously provided to Sellers.
     In reaching its conclusions, the Special Committee also considered Mr. Geller’s in-depth knowledge of Premier’s industry, operations, activities, assets, and the legal issues regarding the Titanic’s salvage award, artifacts and litigation. Further, the Special Committee found that Mr. Geller has taken substantial steps since he was asked to return as the CEO in August 2008, to improve Premier’s operations and cash flows. The Special Committee also believes that Mr. Geller is a diligent, hardworking and able executive, and that the allegations made by Sellers in its correspondence to the Board, did not, in its view, support Mr. Geller’s termination for “cause” as defined in Mr. Geller’s employment agreement.
     In addition, with a view to a possible settlement with Sellers Capital, discussions regarding Board and senior executive composition and other corporate governance matters have ensued since the Special Committee was formed. Representatives of the Special Committee and of Sellers Capital have corresponded and convened telephonically on several occasions prior to the distribution of this Consent Revocation Statement to the Company’s shareholders. The Special Committee and its advisors had hoped to reach with Sellers Capital a practical consensus in the best interests of the Company and all of its shareholders and develop a framework to settle and terminate Sellers’ solicitation. Unfortunately, at this time, no consensus has been reached, but the possibility of future dialogue with Sellers and its representatives or a future settlement cannot be foreclosed. The Company is also aware that there have been discussions between Mr. Geller and his counsel and representatives of Sellers Capital and its counsel in regard to a settlement of this matter, but no resolution has been reached as of the date hereof.
     Sellers’ Solicitation, If Successful, Could Trigger The Company’s Change of Control Severance Agreements. The employment contracts of Messrs. Geller and Thomas Zaller, Vice President of Operations, contain a “Change in Control” provision, whereby if during the term of their employment, three of the four members of the Board of Directors, a majority as of the effective date of the Agreement (February 4, 2002 as amended), no longer comprise a majority of the Board, a “Change of Control” will occur. In the event that Mr. Geller’s or Mr. Zaller’s employment is subsequently terminated, each would be entitled to a lump-sum cash payment of 299% of his current salary. Messrs. Geller and Zaller’s compensation is currently $705,737 and $273,000, respectively. This would result in a combined payment of approximately $2.9 million in the event that the employment of both of them is terminated. According to the terms of Mr. Geller’s agreement, he can elect to receive compensation in the form of the Company’s common stock at a price equal to 50% of the closing bid price as quoted on the NASDAQ Stock Market as of the date of election. If he should so elect, based on the closing price of the Company’s common stock on December 22, 2008, he could receive up to 2,827,000 shares of common stock, thereby diluting the interests of the Company’s shareholders. These agreements have been in place for several years. As a result, if Mr. Geller or Mr. Zaller were to successfully assert that a change of control preceded his termination, the Company would become obligated to pay him the foregoing compensation.
RESPONSES TO SPECIFIC ALLEGATIONS MADE BY SELLERS CAPTIAL
     Decline in Company Share Price. The Board believes that Sellers Capital is misleading shareholders by attributing the poor performance of Premier’s stock price solely to poor management, when consumer entertainment companies similar to Premier have seen declines in attendance due to a commonly acknowledged economic recession. The Board also believes that the overall decline in the domestic equity markets and Premier’s share price are in part due to what may be the most significant financial turmoil experienced by the U.S. equity markets since the great depression in 1929. Further, the poor financial performance of the Company during the six month period ended August 31, 2008, cited by Sellers in its Consent Statement, occurred under prior management during the period that Mr. Eskowitz was CEO.
     Alleged Difficulty in Working With Other Senior Managers, and No Succession Plan in Place For the CEO. The Board believes Sellers’ allegations regarding executive turnover and the CEO’s alleged difficulties in working with others are misleading because they fail to provide material facts regarding the departure of such executives, and instead blanket all executive turnover issues as being a direct result of Mr. Geller’s interpersonal management style. However, Messrs. Sellers and Hugh Sam initiated or expressed their support, inside and outside of Board meetings, for the departure of several of the executives whom Sellers Capital now claims departed due to issues pertaining to Mr. Geller. In addition, Sellers’ Consent Statement fails to disclose that many of the executives who resigned were hired by the previous CEO and either left the Company with Mr. Eskowitz or were subsequently asked to resign.

     Regarding the absence of a succession plan, as Sellers claims, it must be noted that Mr. Eskowitz’ appointment as CEO and President in September 2007 was intended to provide for Mr. Geller’s succession. The transition was unsuccessful, however, resulting in Mr. Geller’s reassuming the position of President and CEO in August, 2008. While it is now incumbent on management to seek or develop a new succession plan, the Company has not had the opportunity to do so in the short time since Mr. Geller resumed office.
     Bloated Infrastructure and Alleged Pattern of Nepotism. Sellers Capital blames Premier’s poor earnings performance on Mr. Geller’s alleged mismanagement of the Company. As previously stated, however, Mr. Geller was not CEO for the six month period ended August 31, 2008 when the Company reported net income of only $27,000 on revenues of $30.3 million. In contrast, however, during the comparable period in 2007 when Mr. Geller was serving as the Company’s CEO, the Company reported net income of $8.8 million on revenues of $26.5 million. Similarly, Premier’s general selling and administration expenses for the six month period ended August 31, 2008, when Mr. Geller was not the Company’s CEO, increased to approximately $12.7 million (or 41.9% of revenue) compared with approximately $6.0 million (or 22.6% of revenue) for the comparable period in 2007, most of which period was under Mr. Geller’s stewardship.
     Sellers, however, blames the dramatic increase in GS&A, which occurred while Mr. Geller was not CEO, on a bloated infrastructure allegedly caused by Mr. Geller and a “pattern of nepotism” at the Company. The increase in GS&A, the decline in earnings and the bloated infrastructure, however, are the result of the preceding management’s attempt to establish an infrastructure designed to accommodate double-digit revenue growth, which growth was not realized by the Company under its previous CEO. Since resuming the role of Premier’s President and CEO in August 2008, Mr. Geller has proposed significant reductions in GS&A, of approximately $6.0 million in the aggregate, on an annualized basis. In addition, the Company has engaged JC Jones & Associates, LLC, a management advisory firm, to assist management in the preparation of a comprehensive business plan and to provide turnaround analysis.
     Regarding the allegations of nepotism in Sellers’ Consent Statement, Sellers fails to disclose that its designees to the Board did not object, on grounds of nepotism or otherwise, but expressed in a Board meeting their support for Mr. Geller’s wife to be retained to assist in the redesign of several new exhibitions that are to be launched by the Company. The Board believes the employment of other relatives and family members of Company employees is in the best interest of the Company and its shareholders, as such employees were in fact the most qualified individuals reasonably available at the time the positions needed to be filled.
     Mr. Geller’s Compensation. The Board believes that Mr. Geller’s compensation package was appropriate when determined. In light of the Company’s current financial condition, however, in response to a request of the Board, Mr. Geller has agreed to defer $345,000, or approximately 49%, of his salary until further notice.
     Titanic Exhibition. Sellers’ allegation that the Company fails to have a plan to create shareholder value from the Company’s Titanic exhibition related assets is untrue, and such allegation is further evidence that Sellers’ lacks an understanding of the unique nature of the Company’s Titanic exhibition related assets. Sellers’ Consent Statement fails to explain that the Titanic assets consist mostly of approximately 5500 artifacts recovered by the Company since 1987, as to the vast majority of which the Company has a salvor’s possessory interest and not title as a result of a ruling of the United States Fourth Circuit Court of Appeals. These artifacts are under court supervision which prohibits the sale or transfer of them without court approval, and most likely only as an entire collection. These restrictions have limited both the potential for and attractiveness of such a transaction to a prospective buyer. Critically, with Mr. Geller’s extensive assistance, last year the Company filed a motion asking the federal District Court in Norfolk, Virginia to award it an in specie salvage award of most of these artifacts, which would give the Company legal title to them, subject to certain covenants and conditions. If granted, that award would secure the Company’s rights as to these artifacts, including for continued exhibitions; however, such title award would likely not eliminate the current restrictions on their sale or disposition.
     Mr. Geller and the Company have worked diligently with legal counsel for 15 years to preserve the Company’s exclusive salvor in possession status and to obtain a salvage award for the recovered Titanic artifacts, which salvage award the Company believes will be forthcoming in the near future. Sellers’ claim that Mr. Geller has somehow delayed the Titanic litigation is totally unsubstantiated and baseless.
The Board is confident that without disruption, Mr. Geller and the current Board members will be able to continue to attempt to leverage the Titanic assets to potentially create as much additional revenue and profit to the shareholders as possible. Such opportunities, however, could be negatively affected by events beyond the control of the Company and the Board.

     Conclusion. Rather than permit the Company’s management to continue to develop and implement its current business strategy and allow Mr. Geller a reasonable time in which to complete and implement a turn-around plan, Sellers Capital has initiated, at this critical juncture, a highly disruptive process seeking to take control of your Company. Your Board believes that Sellers Capital’s solicitation has been and will be a significant distraction to our management team, impose additional cash costs on the Company and, should Sellers Capital be successful, result in the termination of Mr. Geller’s employment without a ready and permanent qualified replacement. This would result in lost time, resources and opportunities while new Board members and a new CEO familiarize themselves with the Company, its business and personnel. These potential disruptions come at a critical point when the Company is required to focus its full attention on developing and implementing a turnaround plan. In addition, Mr. Geller’s termination following the election of the Sellers Capital Nominees would potentially result in time consuming and costly litigation, and potentially expose the Company to liability for a material amount of damages.
WE URGE SHAREHOLDERS TO REJECT SELLERS’ SOLICITATION AND TO IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.
IN ORDER TO ENSURE THAT THE EXSITING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD AS SOON AS POSSIBLE. DO NOT DELAY.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT
Q: WHO IS MAKING THIS SOLICITATION?
A: Your Board of Directors.
Q: WHAT ARE WE ASKING YOU TO DO?
A: You are being asked to revoke any consent that you may have delivered of the proposal described in Sellers Capital’s consent solicitation statement and, by doing so, retain your current Board, which will continue to act in your best interests.
Q: IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?
A: No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Florida law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question.
Q: WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?
A: By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed BLUE Consent Revocation Card and by signing, dating, and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Sellers Capital. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.
Q: WHAT SHOULD I DO TO REVOKE MY CONSENT?
A: Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date, and return the enclosed BLUE Consent Revocation Card today to D.F. King & Co., Inc. in the envelope provided. It is important that you date the BLUE Consent Revocation Card when you sign it.
Q: WHAT HAPPENS IF I DO NOTHING?
A: If you do not return any consent and do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST Sellers Capital’s proposal.
Q: WHAT HAPPENS IF SELLERS CAPITAL’S PROPOSAL PASSES?
A: If unrevoked consents representing a majority of our outstanding common stock are delivered to us within 60 days of the earliest-dated consent, Sellers Capital’s four handpicked nominees will be elected to the Board, which your Board believes will give a minority shareholder substantial influence and control over the actions, strategy, and direction of your Company.

Q: WHAT IS YOUR BOARD’S POSITION WITH RESPECT TO SELLERS CAPITAL’S PROPOSAL?
A: Your Board has determined that Sellers Capital’s proposal is not in the best interest of the Company’s shareholders and that shareholders should reject the proposal. The Board’s reasons and recommendations are contained in the section entitled “Reasons to Reject Sellers Capital’s Consent Solicitation Proposal.”
Q: WHAT DOES YOUR BOARD OF DIRECTORS RECOMMEND?
A: The special committee consisting of independent directors, together with Mr. Arnie Geller strongly believes that the solicitation being undertaken by Sellers Capital is not in the best interests of the Company’s shareholders. Your Board opposes the solicitation by Sellers Capital and urges shareholders to reject the solicitation and revoke any consent previously submitted.
Q: WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO SELLERS CAPITAL’S PROPOSAL?
A: Only the shareholders of record of the Company common stock on the record date are entitled to consent, withhold consent or revoke a previously given consent with respect to Sellers Capital’s proposals. A record date of December 18, 2008 has been established.
Q: WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?
A: Please call D.F. King & Co., Inc. toll free at 1-800-735-3107.
THE CONSENT PROCEDURE
BACKGROUND
     In accordance with Florida law and the Company’s organizational documents, the Record Date for the determination of shareholders who are entitled to execute, withhold or revoke consents relating to Sellers Capital’s proposals has been set as December 18, 2008. As of the Record Date, there were 29,356,106 shares of the Company’s common stock outstanding, each entitled to one consent.
     Only shareholders of record as of the close of business on the Record Date are eligible to execute, withhold or revoke consents in connection with Sellers Capital’s proposal. Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf in order to withhold or revoke their consents.
EFFECTIVENESS OF CONSENTS
     Under Florida law, unless otherwise provided in a corporation’s certificate of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit shareholder action by written consent. Under Section 607.0704 of the Florida Business Corporation Act, Sellers Capital’s proposal will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s common stock outstanding as of the Record Date (December 18, 2008) are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.
     BECAUSE SELLERS CAPITAL’s PROPOSAL COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD, WE URGE YOU TO ACT PROMPTLY TO RETURN THE BLUE CONSENT REVOCATION CARD.
EFFECT OF BLUE CONSENT REVOCATION CARD
     A shareholder may revoke any previously signed consent by signing, dating, and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Sellers Capital. Shareholders are urged, however, to deliver all consent revocations to D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 (Facsimile No. (212) 809-8339). The Company requests that if a revocation is instead delivered to Sellers Capital, a copy of the revocation also be delivered to the Company, c/o D.F. King & Co., Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations.
     Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have revoked your consent to all of Sellers Capital’s proposal.
     Any consent revocation may itself be revoked by marking, signing, dating, and delivering a written revocation of your Consent Revocation Card to the Company or to Sellers Capital or by delivering to Sellers Capital a subsequently dated white consent card that Sellers Capital sent to you.
     If any shares of common stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other similar “street name” holder to grant or revoke consent for the shares of common stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o D.F. King & Co., Inc. at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.
YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO SELLERS CAPITAL. TO DO SO, YOU NEED ONLY SIGN, DATE, AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO SELLERS CAPITAL’S CONSENT PROPOSAL. THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION TO REVOKE ANY CONSENT WITH RESPECT TO SUCH PROPOSAL.
     The Company has retained D.F. King & Co., Inc. to assist it in communicating with shareholders in connection with Sellers Capital’s consent solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, D.F. King & Co., Inc. will be pleased to assist you. You may call D.F. King &

Co., Inc. toll free at 1-800-735-3107. You may also contact D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, NY 10005.
     You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, reject the solicitation efforts of Sellers Capital by promptly completing, signing, dating, and mailing the enclosed BLUE Consent Revocation Card to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, NY 10005. Please be aware that if you sign a white card but do not check any of the boxes on the card, you will be deemed to have consented to Sellers Capital’s proposal.
RESULTS OF THIS CONSENT REVOCATION SOLICITATION
     The Company is in the process of retaining a nationally recognized independent inspector of elections in connection with Sellers Capital’s solicitation. The Company intends to notify shareholders of the results of the consent solicitation by issuing a press release, which it will also file with the Commission as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS
COST AND METHOD
     The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s current revocation solicitation (other than salaries and wages of officers and employees, but not including costs of litigation related to the solicitation) will be approximately $350,000 of which approximately $                     has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.
     The Company has retained D.F. King & Co., Inc. as solicitors, at an estimated fee of $75,000, plus expenses incurred on our behalf, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s common stock. D.F. King & Co., Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations on behalf of the Company. In addition, certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.
INFORMATION REGARDING THE PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION
     Under applicable regulations of the Commission, each of our directors and certain of our executive officers and other employees may be deemed to be a “participant” in this solicitation of revocations of consents, excluding directors Mark Sellers and Mark Hugh Sam, who are participants in the solicitation of Sellers Capital, LLC. Appendix A “Recent Trading History Regarding Participants in this Consent Revocation Solicitation” contains information about acquisitions and dispositions of our common stock by our directors, officers and other employees who may be deemed to be a participant in the solicitation. The participants, collectively, are the beneficial owners of 2,490,274 shares of the Company’s common stock, representing approximately 8.5% in the aggregate of the Company’s outstanding shares of common stock, based upon the 29,356,106 shares outstanding and entitled to consent as of December 18, 2008. Detailed information regarding the participants’ beneficial ownership of the Company’s common stock is set forth in Appendix B. The following sets forth the name, principal business address, present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company who may solicit revocations of consents from shareholders of the Company. Unless otherwise set forth below, the principal business address of such participants is 3340 Peachtree Road, Suite 2250, Atlanta, Georgia 30326.
     Douglas Banker, age 56, has served as a director of Premier since August 2000. Mr. Banker’s more than 30 years of experience in the entertainment industry includes providing management services to musicians and recording artists; marketing, merchandising, licensing, and sales of music media products; and the development and management of concerts and similar events. Mr. Banker is currently vice president of McGhee Entertainment, a successful artist management company with offices in Los Angeles and Nashville. McGhee has managed and marketed the careers of many successful recording artists including Bon Jovi, Motley Crue, Scorpions, KISS, Hootie & The Blowfish, Ted Nugent, Slipknot, Asian pop-star Tata Young and country music stars Jo Dee Messina and Chris Cagle. Mr. Banker also served as president of the board of the Motor City Music Foundation in Detroit, Michigan from 1996 to 2000. Mr. Banker’s current business address is: McGhee Entertainment, 8730 Sunset Blvd, Suite 175, Los Angeles, CA 90069
     N. Nick Cretan, age 73, has served as a director of ours since April 2000. Mr. Cretan has more than 30 years of management experience, including as chief operating officer of the non-profit Maritime Association of the Port of New York and New Jersey, which is a trade association to develop and promote the Port of New York and New Jersey. Mr. Cretan held this position until he retired in 2004. Previously, he served as deputy director of the San Francisco Marine Exchange, as staff assistant at the National Federation of Independent Business and as executive director of the American Merchant Marine Memorial Foundation. He also serves as president of Friends of the Statue of Liberty, Ellis Island Foundation, president of Friends of Gateway National Parks Foundation and trustee of the United Seamen’s Service.
     Arnie Geller, age 67, has served as a director of ours since May 1999. Mr. Geller served as our president from May 1993 to May 1995, and he was reappointed as our president in November 1999. He served in that capacity and as chief executive officer through September 2007 when he relinquished such titles to become our executive chair. Mr. Geller served as our executive chair between September 2007 and March 2008. In March 2008, he became our non-executive chairman of the board. In August 2008, Mr. Geller was re-appointed to the officer positions of chairman, president and chief executive officer. Prior to 1993, for approximately 27 years, Mr. Geller had principally been engaged in various executive capacities in the recording industry.
     Harold W. Ingalls, age 61, was appointed to our board of directors in August 2008 to fill an existing vacancy. Mr. Ingalls has served as our chief financial officer since February 2008. Prior to joining us and since October 2007, Mr. Ingalls was a partner at the Atlanta, Georgia office of Genstar Capital Partnership, a private equity firm, where he was responsible for identifying investment opportunities. Prior to joining Genstar, and between August 2006 and October 2007, Mr. Ingalls was the vice president and chief financial officer of CardioMEMS, Inc., which specializes in proprietary wireless sensing and communication technology for the human body. From October 2001 to July 2006, Mr. Ingalls was the vice president of finance and chief financial officer of Serologicals Corporation, a developer of consumable biological products. Under the Company’s amended and restated employment agreement with Mr. Ingalls, he receives an annual base salary of $285,000, subject to a minimum 4% annual increase. In addition, he is entitled to receive periodic bonuses, at the discretion of the Company’s compensation committee, of up to 50% of his base salary for achieving pre-determined targeted results and up to 100% of his base salary for exceeding such pre-determined targeted results. In the event that he is terminated without cause or voluntarily terminates for good reason, as such terms are defined in his employment agreement, Mr. Ingalls will be entitled to the continuation of his base salary and his medical and dental benefits for the one-year period following his separation from service. In addition, for any stock options or awards of restricted stock that have been outstanding for less than one year, Mr. Ingalls will be immediately vested in the portion of such outstanding stock options and awards of restricted stock that would have vested by the one-year anniversary of their respective date of grant had his employment continued through such date.
     Alan B. Reed, age 51, has served as a director of ours since February 2006. He is the founder of Reed Financial Corporation, a firm he created in 2002 to provide accounting and business advisory services. From 1983 to 2002, Mr. Reed was president of Alan B. Reed, CPA, P.C., an accounting firm specializing in the entertainment industry. From 1983 to 1993, Mr. Reed was president of Personal Business Management Services, Inc., a company that managed federally insured credit unions. Mr. Reed worked as a senior accountant with the firm of Zeiderman & Edelstein, P.C. in New York City from 1980 to 1982. From 1979 to 1980, Mr. Reed was a junior accountant with the entertainment accounting firm of Gelfand Bresslauer Rennert & Feldman in New York City. Mr. Reed’s current business address is 10 Fieldstone Drive, Easton, CT 06612.
     Except as described in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of our Company or any of our subsidiaries, (ii) has purchased or sold any of such securities within the past two years or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, none of the participants’ affiliates beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Consent Revocation Statement or Appendix A or Appendix B, neither we nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, none of us, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which we or any of our subsidiaries was or is to be a party in which the amount involved exceeds $120,000.
     Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, none of us, any of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which we or any of our affiliates will or may be a party.
     Other than as set forth in this Consent Revocation Statement or Appendix A or Appendix B, there are no material legal proceedings in which any of the directors or executive officers of the Company or any of their affiliates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such nominees or affiliates have a material interest adverse to the Company or any of its subsidiaries. Other than the persons described above and in Appendix A, no general class of employee of the Company will be employed to solicit shareholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation of revocations of consents.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     Appendix B to this Consent Revocation Statement sets forth information regarding beneficial ownership of the Company’s common stock by certain beneficial owners and the Company’s management as of December 18, 2008. There were 29,356,106 shares of the Company’s common stock outstanding and entitled to consent as of December 18, 2008.

APPENDIX A
RECENT TRADING HISTORY OF PARTICIPANTS
IN THIS CONSENT REVOCATION SOLICITATION
The following is a list of all acquisitions and dispositions of the common stock of Premier Exhibitions, Inc. (the “Company”) which were made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent.

Name of Participant	Date	Acquired	Disposed	Price Per Share
Doug Banker	07/26/07	—	5,000	$16.78
	07/26/07	—	5,000	$16.6886
	07/10/07	—	5,000	$16.8914
	07/10/07	—	5,000	$16.6762
	01/18/07	—	25,000	$8.90-$9.05

Nick Cretan	01/30/07	—	3,078	$9.90
	01/31/08	—	21,922	$9.5807-$9.73

Arnie Geller	06/28/08	83,167	—	$2.15
	08/07/07	—	207,700	$15.00-$15.11

Bud Ingalls	02/02/08	75,000	—	*

Alan Reed	02/04/08	4,000	—	$7.50
	01/11/08	12,501	7,504
	07/18/07	10,416	—	$3.95
	07/18/07	—	2,304	$17.86
	03/01/07	—	25,000	$10.25-$10.66
	01/24/07	2,083	—	$3.95
	01/24/07	—	809	$10.17

*	Restricted Stock Award granted to pursuant to Mr. Ingalls’ employment agreement with the Company.

APPENDIX B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT
     The following table sets forth certain information, as of December 18, 2008, regarding the beneficial ownership of our common stock by:
•	each shareholder known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Common Stock
	Beneficially Owned
	Number of	Percentage of
Name of Beneficial Owner	Shares (#)	Class (%)(1)
More than 5% Shareholders:
Sellers Capital LLC (2)	4,778,399	16.3
Sellers Capital Master Fund, Ltd.(2)	4,778,399	16.3
Goldman Sachs Asset Management, L.P.(3)	2,335,470	8.0
William S. and Janice S. Gasparrini(4)	2,288,937	7.8
Morgan Stanley (5)	1,956,348	6.7

Directors and Executive Officers:
Douglas Banker(6)	298,750	1.0
N. Nick Cretan(6)	293,750	1.0
Arnie Geller(7)	2,981,717	9.9
Mark A. Hugh Sam(8)	—	—
Harold W. Ingalls(9)	85,100	—
Mark A. Sellers(10)	4,778,399	16.3
Alan B. Reed(11)	58,040	—
Kelli L. Kellar(12)	26,324	—
Thomas Zaller(13)	250,000	—
Bruce Eskowitz(14)	—	—
Brian Wainger(15)	200,000	—
Stephan Courture(16)	216,668	—
Directors and executive officers as a group (12 persons)	9,188,748	31.3

(1)	As reported by such persons as of December 18, 2008, with percentages based on 29,356,106 shares of common stock issued and outstanding and entitled to consent, except where the person has the right to acquire shares within the next 60 days (as indicated in the other footnotes to this table), which increases the number of shares beneficially owned by such person and the number of shares outstanding. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Under such rules, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.” Unless otherwise indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by that shareholder. We have omitted percentages of less than 1% from the table.

(2)	This information as to the beneficial ownership of shares of our common stock by Sellers Capital is based on Appendix D to the Definitive Consent Statement on Schedule 14A filed on December 18, 2008 with the Securities and Exchange Commission by Sellers Capital LLC, Sellers Capital Master Fund, Ltd., Mark A. Sellers, III, Mark A. Hugh Sam and Samuel S. Weiser and is based on 29,356,106 shares issued and outstanding and entitled to consent. Sellers Capital Master Fund, Ltd. reports beneficial ownership of 4,778,399 of such shares, but Sellers Capital LLC, as Investment Manager for Sellers Capital Master Fund, Ltd., has sole voting and dispositive power with respect to such shares of common stock. In addition, as affiliated companies, Sellers Capital LLC and Sellers Capital Master Fund, Ltd., are deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act. The principal business office of each of the reporting entities is 311 S. Wacker Drive, Suite 925, Chicago, Illinois 60606.

(3)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G dated January 23, 2008 filed with the Securities and Exchange Commission by Goldman Sachs Asset Management, L.P., and is based on 29,356,106 shares issued and outstanding and entitled to consent. Goldman Sachs Asset Management, L.P. reports sole voting power with respect to 1,738,205 of such shares, shared voting and dispositive power with respect to 95,900 of such shares and sole dispositive power with respect to 2,239,570 of such shares. The principal business office of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(4)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13D dated July 6, 2005 filed with the Securities and Exchange Commission by William S. Gasparrini and Janice S. Gasparrini, and is based on 29,356,106 shares issued and outstanding and entitled to consent. Mr. Gasparrini reports sole voting and dispositive power with respect to 544,994 of such shares and Mr. and Mrs. Gasparrini report shared voting and dispositive power with respect to 1,743,943 of such shares. The Gasparrinis’ address is 23 Oak Street, Greenwich, Connecticut 06830.

(5)	This information as to the beneficial ownership of shares of our common stock is based on the Schedule 13G dated February 14, 2008 filed with the Securities and Exchange Commission by Morgan Stanley and Morgan Stanley Investment Management Inc., and is based on 29,356,106 shares issued and outstanding and entitled to consent. Morgan Stanley reports sole voting power with respect to 1,815,542 of such shares and sole dispositive power with respect to 1,956,348 of such shares. Morgan Stanley Investment Management Inc. reports sole voting power with respect to 1,765,134 of such shares and sole dispositive power with respect to 1,839,046 of such shares. The principal business office of Morgan Stanley is 1585 Broadway, New York, New York 10036, and the principal business office of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, New York 10036.

(6)	The amount shown includes presently exercisable options to purchase 218,750 shares of common stock.

(7)	The amount shown includes (i) 1,267,300 shares of common stock held as tenancy by the entireties by Mr. Geller and his wife, Judith Geller; (ii) presently exercisable options to purchase 718,750 shares of common stock; and 83,167 shares of common stock held by Judith Geller.

(8)	This information as to the beneficial ownership of shares of our common stock by Mr. Hugh Sam is based on Appendix D to the Definitive Consent Statement on Schedule 14A filed on December 18, 2008 with the Securities and Exchange Commission by Sellers Capital LLC, Sellers Capital Master Fund, Ltd., Mark A. Sellers, III, Mark A. Hugh Sam and Samuel S. Weiser.

(9)	The amount shown includes 75,000 shares of restricted stock that vests over a three-year period, with 33 1/3% of those shares vesting on each of the first, second and third anniversaries of Mr. Ingalls’s amended and restated employment agreement dated February 20, 2008.

(10)	This information as to the beneficial ownership of shares of our common stock by Mr. Sellers is based on Appendix D to the Definitive Consent Statement on Schedule 14A filed on December 18, 2008 with the Securities and Exchange Commission by Sellers Capital LLC, Sellers Capital Master Fund, Ltd., Mark A. Sellers, III, Mark A. Hugh Sam and Samuel S. Weiser. As a control affiliate of Sellers Capital LLC and Sellers Capital Master Fund, Ltd., Mr. Sellers is deemed to beneficially own the 4,778,399 shares of common stock that are beneficially owned by Sellers Capital LLC and Sellers Capital Master Fund, Ltd.

(11)	The amount shown includes 4,000 shares of common stock held by Mr. Reed as custodian for his daughter; 33,207 shares beneficially owned by Mr. Reed’s wife, Elizabeth A. Reed; and presently exercisable options to purchase 20,833 shares of common stock.

(12)	The amount shown includes (i) shares of restricted stock that vest over a three-year period, with 33 1/3% of those shares vesting on each of the first, second and third anniversaries of Ms. Kellar’s amended and restated employment agreement dated November 27, 2007; (ii) presently exercisable options to purchase 3,333 shares of common stock.

(13)	These shares are presently exercisable options held by Mr. Zaller.

(14)	Pursuant to the terms of Mr. Eskowitz’s separation agreement, he forfeited all restricted stock awards and stock options previously granted to him by the company. For more information on Mr. Eskowitz’s resignation as president and chief executive officer and separation agreement, see Compensation Discussion and Analysis on page 16.

(15)	These shares are presently exercisable options held by Mr. Wainger.

(16)	These shares are presently exercisable options held by Mr. Couture.

CONSENT REVOCATION CARD — BLUE
CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF PREMIER EXHIBITIONS, INC.
     The undersigned, a record holder of shares of common stock, par value $.001 per share, of Premier Exhibitions, Inc. (the “Company”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on December 18, 2008, hereby acts as follows concerning the proposals of Sellers Capital set forth below.
     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.
     Please mark your selection as ☑ indicated in this example.

PROPOSAL 1:	Proposal made by Sellers Capital to elect William M. Adams, Christopher J. Davino, Jack Jacobs and Bruce Steinberg to serve as directors of the Company (or if any such nominee is unable or unwilling to serve as director of the Company, any other person designated as a nominee by the remaining nominee or nominees).

☐ YES, REVOKE MY CONSENT ☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

     THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT’ BOXES.
     UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.
     UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON DECEMBER 18, 2008:
IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated: , 2008
Print Name:
Signature (Title, if any):
Signature (if held jointly):
Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give the title of officer signing.
IMPORTANT
WE STRONGLY RECOMMEND THAT YOU REJECT SELLERS CAPITAL AND ITS EFFORTS WHICH YOUR BOARD BELIEVES WILL ALLOW SELLERS CAPITAL TO EXERCISE SUBSTANTIAL INFLUENCE AND CONTROL OVER THE ACTIONS, STRATEGY, AND DIRECTION OF YOUR COMPANY. FIRST, DO NOT SIGN SELLERS CAPITAL’S WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING, AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED SELLERS CAPITAL’S CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING, AND MAILING THE ACCOMPANYING BLUE CONSENT REVOCATION CARD. PLEASE ACT TODAY.
Your vote is important. If you have questions or need assistance in voting your shares, please call:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Tel: (212) 269-5550
Fax: (212) 809-8839
Call Toll Free: (800) 735-3017
PLEASE RETURN YOUR BLUE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR BLUE CONSENT REVOCATION CARD TO (212) 809-8839.